Exhibit 10.18

STATE STREET CORPORATION

2006 EQUITY INCENTIVE PLAN

Special Retention Restricted Stock Award Agreement

Dear :

You have been chosen to participate in a Special Retention Restricted Stock Award (“Award”). This letter shall serve as an agreement (the “Agreement”) between you and State Street Corporation (the “Company”) setting forth the terms and conditions relating to this Award that is being granted to you under the Company’s 2006 Equity Incentive Plan, as amended (the “Plan”). In the event of conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control.

Subject to your acceptance of the terms of this Agreement, you have been awarded “restricted” shares of common stock of the Company (“Stock”) detailed in your Award Statement attached (“Statement”). This Statement will be maintained on the Morgan Stanley Smith Barney website located at: https://www.benefitaccess.com. The provisions of the Plan are incorporated by reference into in this Agreement, so that, except as otherwise expressly provided, all terms used in this Agreement shall have the meaning given to them in the Plan. A copy of the Plan document and the Company’s Prospectus are also located on the website noted above for your reference.

In consideration of the Company’s accepting this Agreement and transferring to you, as the Award recipient, the shares of Stock provided for herein and in the accompanying Statement, you hereby agree with the Company as follows:

1.	If certificates for the shares awarded hereunder are issued, the certificates for any unvested shares shall be held by the Company with blank stock powers to be used in the event of forfeiture. If unvested shares are held in book entry form, the Company may give stop transfer instructions to the depository to ensure compliance with the provisions hereof. Subject to paragraph 3 and this paragraph 1, your right to unrestricted shares shall vest according to the vesting schedule detailed in the Statement. The term “vest” as used herein means the lapsing of the restrictions described herein and in the Plan with respect to one or more shares of Stock. To vest in all or any portion of this Award as of any date, you must have been continuously employed with the Company or any Subsidiary from and after the date hereof and until (and including) the applicable vesting date, except as otherwise provided herein.

2.	Except as provided below, this Award shall not be transferable other than by will or the laws of descent and distribution. Any attempt by you (or in the case of your death, by your beneficiary) to assign or transfer the Award, either voluntarily or involuntarily, contrary to the provisions hereof, shall be null and void and without effect and shall render the Award itself null and void.

3.	(a) Except as provided for below, the Award shall vest according to the vesting schedule detailed in your Statement. After each vesting date, you shall be prohibited from selling or otherwise transferring the vested shares of Stock (net of tax withholding by the Company in accordance with paragraph 8 hereof) for a period of one year following each applicable vesting date (the “Retention Period”).

(b)	In the event you cease to be employed by the Company and its Subsidiaries either (i) voluntarily for any reason, whether or not you are otherwise eligible for retirement under any other plans or awards of the Company, or (ii) involuntarily and you are classified by the Company as ineligible for rehire (collectively, “Circumstances of Forfeiture”), the Stock acquired hereunder, less any shares that have previously vested, shall be immediately forfeited to the Company.

(c)	If your employment terminates by reason of Disability, or for reasons other than for Circumstances of Forfeiture, or death, your unvested shares of Stock shall continue to vest in accordance with the vesting schedule detailed in your Statement subject to the restrictions in paragraphs (g) and (h), below.

(d)	If, following a Change of Control (as defined in the Plan), your employment terminates by reason of Disability, or for reasons other than Circumstances of Forfeiture, the Award shall become fully vested on the date that your employment terminates (“Change of Control Termination”). In the event of a Change of Control Termination, you shall not be subject to the Retention Period set forth in paragraph 3(a) and your vested shares of Stock shall be transferable as soon as practicable following the Change of Control Termination, subject to applicable requirements of federal and state securities laws.

(e)	If you die after your employment has terminated by reason of Disability, or for reasons other than Circumstances of Forfeiture but before the Award is fully vested, all shares acquired hereunder that have not previously vested or been forfeited shall immediately vest on the date of your death. In the event of your death, you shall no longer be subject to the Retention Period set forth in paragraph 3(a) and your vested shares of Stock shall be transferable as soon as practicable following your death.

(f)	If you die while employed by the Company and its Subsidiaries all shares acquired hereunder that have not previously vested or been forfeited shall immediately vest on the date of your death. In the event of your death, you shall not be subject to the Retention Period set forth in paragraph 3(a) and your vested shares of Stock shall be transferable as soon as practicable following your death.

(g)	Your rights to continue to vest in shares after your termination of employment other than by reason of death or Circumstances of Forfeiture shall be subject to the conditions that until any such shares vest, you (i) shall not, without the prior written consent of the Company, (A)(1) solicit, directly or indirectly (other than through a general solicitation of employment not specifically directed to employees of the Company and its Subsidiaries) the employment of, (2) hire or employ, (3) recruit, or (4) in any way assist another in soliciting or recruiting the employment of, or (B) induce the termination of the employment of, any person who within the previous 12 months was an officer or principal of the Company or any of its Subsidiaries; and (ii) shall not, without the prior written consent of the Company, engage in the Solicitation of Business (as defined below) from any client on behalf of any person or entity other than the Company and its Subsidiaries. The term “Solicitation of Business” means the attempt through direct or indirect contact by you or by any other person or entity with your assistance with a client with whom you have had or with whom persons supervised by you have had significant personal contact while employed by the Company and its Subsidiaries to induce such client to (A) transfer its business from the Company and its Subsidiaries to any other person or entity, (B) cease or curtail its business with the Company and its Subsidiaries, or (C) divert a business opportunity from the Company and its Subsidiaries to any other person or entity of the business with which you were actively connected during your employment. If you do not comply with the above conditions, you shall forfeit any remaining unvested shares under this Award. Any determination by the Administrator that you are, or have engaged in any prohibited conduct, as described above, shall be conclusive and binding on all persons. Notwithstanding the foregoing, this paragraph 3(g) shall become inapplicable following a Change of Control Termination.

(h) You hereby (i) acknowledge that the shares of Stock issued to you under the Agreement may be held in book entry form on the books of American Stock Transfer (or another institution specified by the Company), and irrevocably authorize the Company to take such actions as may be necessary or appropriate to effectuate a transfer of the record ownership of any such shares that are unvested and forfeited hereunder, (ii) agree to deliver to the Company, as a precondition to the issuance of any stock certificate or certificates with respect to unvested shares of Stock hereunder, one or more stock powers, endorsed in blank, with respect to such shares, and (iii) agree to sign such other powers and take such other actions as the Company may reasonably request to accomplish the transfer or forfeiture hereunder.

(i) For purposes hereof, “Disability” means (i) your inability to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in your death or can be expected to last for a continuous period of not less than 12 months (an “impairment”) or (ii) if you, as a result of the impairment, receive income replacement benefits for a period of not less than 3 months under a State Street plan.

4.	Any stock certificates representing unvested shares shall be held by the Company, and any such certificate (and to the extent determined by the Company, any other evidence of ownership of unvested shares) shall contain the following legend:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE STATE STREET CORPORATION 2006 EQUITY INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND STATE STREET CORPORATION. COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE IN THE OFFICES OF STATE STREET CORPORATION.

5.	As soon as practicable following the vesting of any such shares the Company shall cause a stock certificate or certificates covering such shares, without the aforesaid legend, to be issued and delivered to you (or in the event of your death, to your designated beneficiary), subject to paragraph 8, below.

6.	You shall be entitled to any and all dividends or other distributions paid with respect to all shares of Stock acquired hereunder which have not been forfeited or otherwise disposed of and shall be entitled to vote any such shares; provided, however, that any property distributed with respect to a share of Stock (the “associated share”) acquired hereunder, including without limitation a distribution of Stock by reason of a stock dividend, stock split or otherwise, or a distribution of other securities with respect to an associated share, shall be subject to the restrictions of this Agreement in the same manner and for so long as the associated share remains subject to such restrictions, and shall be promptly forfeited to the Company if and when the associated share is so forfeited.

7.	You understand that once (i) a certificate bearing no legend has been delivered to you in respect of shares of Stock acquired hereunder which have vested and (ii) the applicable Retention Period has lapsed in accordance with the terms of this Agreement, you will be free to sell the shares of Stock evidenced by such certificate, subject to applicable requirements of federal and state securities laws.

8.	You expressly acknowledge that the vesting of the shares of Stock acquired hereunder will give rise to ordinary income, subject to tax withholding through your local payroll. The amount of income realized will be the fair market value of the shares upon vesting when the substantial risk of forfeiture lapses. You expressly acknowledge and agree that your rights hereunder are subject to your paying to the Company in cash, or by selling shares of Stock acquired hereunder, or by the delivery of previously acquired Stock, any applicable taxes required to be withheld in connection with such vesting in a form and manner satisfactory to the Company.

9.	You also acknowledge that you may elect, within 30 days of the date of grant, under Section 83(b) of the Code, to recognize income at the time of the Award. If you make an 83(b) election, you must pay tax withholding based on the fair market value of the shares on the date of the Award. If these shares are subsequently forfeited, the taxes paid are forfeited, and you may not claim a loss with respect to the income recognized or on the shares forfeited.

The undersigned hereby accepts the Award on the terms and subject to the conditions set forth above. The Agreement will take effect as a sealed instrument.

Dated:

Attachment A

Award Statement

Awarded                      Shares of Restricted Stock

Participant:

Stock Symbol:

Award Date:

Shares Awarded:

Award Type:	Restricted Stock Award

Vest Date	Retention Period Release Date	Vest Quantity